Exhibit 99.01

Media Contact: Grant Ringel
               LG&E Energy Corp.
               (502) 627-2877


           LG&E Energy Releases Financial Results of Asset Sale

             Sale of Rensselaer Cogeneration Facility Provides
                   Substantial Contributions to Earnings

(LOUISVILLE, Ky. - March 17, 1999) As announced yesterday, LG&E Power Inc., a subsidiary of LG&E Energy Corp. (NYSE: LGE), and Westmoreland Energy, Inc., a subsidiary of Westmoreland Coal Co. (OTC Bulletin Board:
WMCL), have sold their jointly owned 79.6 megawatt (MW) Rensselaer cogeneration facility, located near Albany, N.Y., and the accompanying indexed swap power sales agreement, to Fulton Cogeneration Associates L.P. (Fulton), a limited partnership wholly-owned by The Coastal Corporation (NYSE: CGP) of Houston.

LG&E Energy today announced it realized net proceeds of approximately $34 million. The transaction will provide a pre-tax contribution to earnings of approximately $14.5 million.

Last June, the LG&E-Westmoreland partnership (LWR) entered into a new contract with Niagara Mohawk Power Corporation (NiMo) as part of a Master Restructuring Agreement that restructured the original contractual relationship between the two parties. As part of that agreement, LWR and NiMo executed a new indexed swap power sales agreement to extend for a period of 10 years. Subsequently, LWR chose to seek buyers for this contract, as well as for the Rensselaer facility, rather than continuing to operate the plant.

"We are always driven to maximize shareholder value and I firmly believe this transaction accomplishes that goal," said Vic Staffieri, LG&E Energy president and chief operating officer. "It allows LG&E Energy to realize the significant value of both the contract with NiMo and the Rensselaer facility. The transaction will provide an immediate contribution to 1999 earnings, and a long-term benefit to our shareholders."

The Rensselaer facility is a combined-cycle power generation facility located on a site leased from the Albany Port District Corporation. It provides steam to an adjacent BASF Corporation facility and power to NiMo.

LG&E Energy Corp. (NYSE: LGE), headquartered in Louisville, Ky., is a diversified energy services company with businesses in power generation and project development; retail gas and electric utility services; and asset-based energy marketing. The company owns and operates Louisville Gas and Electric Company, a regulated electric and gas utility serving Louisville, Ky., and 16 surrounding counties, Kentucky Utilities Company, a regulated electric utility, based in Lexington, Ky., which serves customers in 77 Kentucky counties and five counties in Virginia, and Western Kentucky Energy, an unregulated subsidiary that operates four Western Kentucky coal-fired generation facilities under a 25-year lease agreement with Big Rivers Electric Corporation. LG&E Energy also owns equity in and operates power plants in six states, as well as in Spain, and owns interests in two natural gas distribution companies in Argentina.

Statements made in this news release that state the Company's or management's intentions, expectations or predictions of the future are forward looking statements. The Company's actual results could differ materially from those projected in the forward-looking statements, and there can be no assurance that estimates of future results will be achieved. The Company's SEC filings contain additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements.

                                   (END)

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